SNOW BECKER KRAUSS P.C.
605 Third Avenue
New York, New York 10158
Telephone: 212-687-3860
Facsimile: 212-949-7052

July 20, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20006

Re: MTM Technologies, Inc. Registration Statement on Form S-3

Dear Sirs and Madams:

We have acted as counsel for MTM Technologies, Inc., a New York corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 12,337,016 shares (the “Shares”) of the common stock, par value $.001 per share (the “Common Stock”), of the Company, to be offered and sold by certain securityholders of the Company (the “Selling Securityholders”). In this regard, we have participated in the preparation of a Registration Statement on Form S-3, to which this letter serves as exhibit 5.1 (the “Registration Statement”), relating to the Shares. The Shares include (a) 1,565,817 shares (the “Outstanding Shares”) of Common Stock currently outstanding and (b) an aggregate of 10,771,199 shares (the “Underlying Shares”) of Common Stock issuable upon (i) conversion of Series A Convertible Preferred Stock, par value $.001 per share (the “Preferred Stock”), of the Company (an aggregate of 9,101,968 Underlying Shares) and (ii) exercise of warrants (the “Warrants”) of the Company (an aggregate of 1,669,231 Underlying Shares), which Preferred Stock and Warrants the Selling Securityholders currently own or have the right to acquire.

We are of the opinion that (x) the Shares issued and outstanding on the date hereof are duly authorized, legally issued, fully paid and non-assessable and (y) the Underlying Shares, upon issuance in accordance with the terms of the Preferred Stock and Warrants, will be duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus comprising a part of the Registration Statement.

Very truly yours, Snow Becker Krauss P.C.
By: /s/ Jack Becker Jack Becker, Esq.